EXHIBIT 99.1

700 LOUISIANA STREET	FAX: 713 225-6475
SUITE 4300	TELEPHONE: 713 570-3200
HOUSTON, TEXAS 77002
PRESS RELEASE
Pioneer Announces 2006 Results
     Houston, Texas (March 15, 2007) — Pioneer Companies, Inc. [NASDAQ: PONR] today reported that, for the fourth quarter of 2006, it had net income of $4.3 million, or $0.36 per diluted share, compared to net income of $11.1 million, or $0.94 per diluted share, in the fourth quarter of 2005. Revenues for the fourth quarter of 2006 were $121.2 million as compared to $131.0 million for the same period in 2005. For the year ended December 31, 2006, Pioneer reported net income of $67.2 million, or $5.67 per diluted share, on revenues of $525.7 million, compared to a net income of $70.3 million, or $5.95 per diluted share, on revenues of $515.7 million for the year ended December 31, 2005.
     Pioneer had income tax expense in 2006 of $31.5 million, compared to an income tax expense of $10.8 million for the prior year. Pioneer had income tax expense in the fourth quarter of 2006 of $8.1 million, compared to an income tax expense of $2.4 for the fourth quarter of 2005.
     For 2006, Pioneer’s net income included an aggregate gain of $26.4 million from three separate sales of excess properties located in Henderson, Nevada and Pittsburg, California. Pioneer also completed the most recent of its periodic assessments of its environmental remediation liabilities, which resulted in a $6.9 million charge in the fourth quarter of 2006 due to an increase in its environmental liabilities.
     Pioneer realized an average electrochemical unit, or ECU, netback of $534 in the fourth quarter of 2006, and $571 for the full year, compared to an average ECU netback of $619 in the fourth quarter of 2005 and $581 for all of 2005. Production increased in 2006, with total production of approximately 686,000 ECUs in 2006, representing approximately 95% of production capacity, compared to approximately 671,000 ECUs in 2005, or approximately 93% of production capacity. Revenues improved in 2006 compared to 2005 as a result of increased ECU volumes and higher prices for caustic soda, bleach and hydrochloric acid.

     Cost of sales increased by $35.8 million, or 10%, to $412.0 million for the year ended December 31, 2006, as compared to the prior year. Pioneer’s cost of sales for 2006 compared to 2005 included an increase in variable product costs of $7.2 million, an increase in fixed costs of $16.0 million and higher transportation costs of $12.5 million. The increase in variable product costs of $7.3 million included higher production costs of $10.7 million from increased electricity, salt and steam prices, in addition to increased costs of $3.8 million from higher production volumes, which were offset by lower purchase for resale costs of $3.7 million. Additionally, Pioneer’s variable product costs decreased by $1.9 million for non-ECU manufactured products resulting from lower volumes due to the closure of the Cornwall plant in mid-2005.
     The increase in fixed costs of $16.0 million in 2006 primarily included a fourth quarter charge of $6.9 million for an increased estimate of Pioneer’s environmental remediation liabilities based on an updated 2006 environmental study, a $1.7 million increase in the liability for the disposal of brine material at Pioneer’s Dalhousie, New Brunswick facility, an expense of $1.1 million for the settlement of certain pension plan obligations related to the Cornwall plant closure in 2005, higher maintenance costs of $2.7 million, and higher employee benefit related costs of $2.7 million. The increase in transportation costs of $12.5 million included higher freight costs due to increased rates, increases for railcar rentals and the costs of our trucking operations conducted by our subsidiary, Pioneer Transportation.
     Cost of sales increased by $5.3 million for the fourth quarter of 2006, as compared to the year-earlier period, resulting from lower variable costs of $7.1 million, which were offset by higher fixed costs of $10.6 million and higher transportation costs of $1.8 million. The variable cost decrease in the fourth quarter of 2006, compared to the fourth quarter of 2005, included $6.0 million of decreased electricity, salt and other raw materials costs due to lower prices, and lower purchases for resale of $2.2 million. These decreased costs were offset in part by $1.2 million of costs due to higher production volumes. The fixed cost increase of $10.6 million in the fourth quarter of 2006, compared to the fourth quarter of 2005, primarily included a fourth quarter charge of $6.9 million for the increased estimate of Pioneer’s environmental remediation liabilities based on its 2006 environmental study, and a $1.1 million expense to settle certain pension plan obligations related to the Cornwall plant closure in 2005. The transportation cost increase of $1.8 million resulted from higher freight costs due to increased rates, increases for railcar rentals and internal costs for our Pioneer Transportation trucking operations.
     Selling, general and administrative expenses decreased by $5.8 million, or approximately 15%, to $32.4 million for the year ended December 31, 2006, as compared to the prior year. The decrease included lower employee bonus costs of $5.2 million in 2006 as compared to 2005. Pioneer also had decreased bad debt expense of $2.5 million due to improvements in accounts receivables for certain customers within higher risk industries, and had lower professional fees of $0.8 million due to reduced use of outside consultants in 2006 for Sarbanes-Oxley compliance efforts. These decreases were offset by increased costs of $2.7 million primarily resulting from an increase in employee benefit related expenses of $1.6 million, which included stock-based compensation expense of $0.8 million.
     Selling, general and administrative expenses in the fourth quarters of 2006 and 2005 were $6.8 million and $13.0 million, respectively. The $6.2 million decrease between these periods was primarily related to lower professional fees of $2.2 million related to Sarbanes-Oxley compliance efforts and a $3.8 million decrease in personnel expenses, mainly from a lower employee bonus accrual for 2006 as compared to 2005.
     Other expense, net of $2.3 million in 2006 primarily reflected the redemption fee for the early redemption of $50.0 million of the Senior Notes in early 2006. Other expense, net of $1.5 million for 2005 reflected currency exchange loss remeasurement.
     Pioneer’s income tax expense in 2006 was $31.5 million, compared to an income tax expense of $10.8 million for the prior year. The effective income tax rate was 32% for the year ended December 31, 2006, and 13% for the year ended December 31, 2005. In 2006, the effective rate varied from the statutory rate of 35% due mainly to the utilization of the majority of Pioneer’s net operating loss carryforwards and release of the associated valuation allowance, and a one-time adjustment to net deferred tax liabilities related to a decrease in future Canadian tax rates from a recently enacted law, which was partially offset by foreign and state income tax expenses. In 2005, the effective tax rate varied from the expected statutory rate of 35% due primarily to the partial recognition of the valuation allowance for the Company’s U.S. net operating losses, when management concluded that the realization of a substantial portion of the Company’s net operating loss carryforwards was probable. Accordingly, management released approximately $32 million of valuation allowance on the Company’s net operating loss assets. In addition, the Company is subject to various state and foreign income taxes that contribute to the variance from the expected statutory rate.
     Interest expense, net for 2006 was $6.9 million (consisting of $10.4 million of interest expense and $3.5 million of interest income) compared to $15.3 million (consisting of $16.2 million of interest expense and $0.9 million of interest income) interest expense, net during the year-earlier period. Interest expense, net for the fourth quarters of 2006 and 2005 were $0.7 million and $3.3 million, respectively.
     At December 31, 2006, Pioneer had liquidity of $140.7 million, which included cash and cash equivalents of $115.2 million and available borrowings under Pioneer’s revolving credit facility of $25.5 million, net of letters of credit outstanding as of such date.
     Michael Y. McGovern, Pioneer’s Chairman, President and Chief Executive Officer, stated, “2006 was another excellent year for Pioneer. Our revenues have been at historically high levels for the past two years due to favorable ECU pricing, which reflects continued strong demand for our chlor-alkali products. We have used our positive cash flow during the past two years to reduce our debt to approximately $103 million at year end, which puts Pioneer in an essentially “debt-free position” given our cash balance of approximately $115 million, also at year end. We further reduced our debt in January 2007 by redeeming an additional $25 million of our Senior Notes. With our prudent approach to managing our debt level over the past few years, we are well positioned financially for the recently announced expansion of our St. Gabriel, Louisiana facility. Our management team is very excited by the challenges and potential benefits of the St. Gabriel project which we expect to complete by the end of 2008.”
     Mr. McGovern continued, “During 2006, we operated at a 95% operating rate, well above the industry average, which is impressive given our sustained high operating rates since 2004. This excellent performance was due to the successful commitment and effort of our operating personnel who manage and run our production facilities. It also reflects the seamless balancing of our customer demands with our production capacities by our sales and marketing, logistics and distribution teams.”

Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. Pioneer owns and operates four chlor-alkali plants and several downstream manufacturing facilities in North America. Pioneer’s common stock trades on the NASDAQ Global Market under the symbol “PONR.”
     Pioneer has filed its annual report on Form 10-K for the year ended December 31, 2006, and has posted it to its Internet website. Other information and press releases of Pioneer Companies, Inc. can also be obtained from its Internet website at www.piona.com. Pioneer will conduct a teleconference on Friday, March 16, 2007, at 10:00 a.m. CDT in order to discuss its financial results for the year ended December 31, 2006. Individuals who are interested in listening to the teleconference may call (800) 395-0708 at that time and request to listen to the Pioneer earnings teleconference. A telephonic replay will be available from 1:00 p.m. CDT on Friday, March 16, 2007, until 11:59 p.m. CDT on Wednesday, March 21, 2007, by dialing (888) 203-1112, passcode #4739165.
     To access the webcast of the conference call, please log on to www.piona.com and go to Investors and then to Conference Calls. To listen to the live webcast, please go to this website approximately fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.
     Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, the cyclical nature of the markets for Pioneer’s products and raw materials, the fluctuations in demand and prices for Pioneer’s products and raw materials, increases in energy prices, Pioneer’s access to and the cost of rail transportation, Pioneer and industry production volumes, competitive prices, increases in costs and delays in the completion of the St. Gabriel expansion project, whether financing for the St. Gabriel project will be available on favorable terms, environmental risks, litigation, governmental regulations, and other risks and uncertainties described in Pioneer’s filings with the Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.
Contact: Gary Pittman (713) 570-3200

PIONEER COMPANIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues	$121,190	$130,993	$525,705	$515,715
Cost of sales	(105,278)	(99,933)	(412,030)	(376,225)

Gross profit	15,912	31,060	113,675	139,490
Selling, general and administrative expenses	(6,826)	(12,975)	(32,373)	(38,187)
Gain (loss) on asset dispositions and other, net	1,906	1,263	26,642	(1,222)

Operating income	10,992	19,348	107,944	100,081
Interest expense, net	(672)	(3,300)	(6,947)	(15,267)
Other income (expense), net	2,041	(414)	(2,289)	(1,543)

Income before income taxes	12,361	15,634	98,708	83,271
Income tax expense	(8,095)	(2,355)	(31,463)	(10,781)

Income before cumulative effect of change in accounting principle	4,266	13,279	67,245	72,490
Cumulative effect of change in accounting principle, net of tax	—	(2,194)	—	(2,194)

Net income	$4,266	$11,085	$67,245	$70,296

Income per share:
Basic:
Income before cumulative effect of change in accounting principle	$.36	$1.14	$5.71	$6.37
Cumulative effect of change in accounting principle, net of tax	—	(0.19)	—	(0.19)

Net income	$.36	$0.95	$5.71	$6.18

Diluted:
Income before cumulative effect of change in accounting principle	$.36	$1.12	$5.67	$6.14
Cumulative effect of change in accounting principle, net of tax	—	(0.18)	—	(0.19)

Net income	$.36	$0.94	$5.67	$5.95

Weighted average number of shares outstanding:
Basic	11,796	11,636	11,781	11,379
Diluted	11,868	11,853	11,866	11,808

PIONEER COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2006	2005
Assets
Current assets	$204,125	$151,603
Net property, plant and equipment	152,784	158,960
Other assets, net	1,850	4,310
Excess reorganization value over the fair value of identifiable assets	84,064	84,064

Total assets	$442,823	$398,937

Liabilities and stockholders’ equity
Current liabilities	$60,572	$59,932
Long-term debt, less current portion	101,761	152,739
Other long-term liabilities and accrued pension and other employment benefits	95,670	81,276
Total stockholders’ equity	184,820	104,990

Total liabilities and stockholders’ equity	$442,823	$398,937

PIONEER COMPANIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended
	December 31,
	2006	2005
Operating activities:
Net income	$67,245	$70,296
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	24,335	24,564
(Reduction of) provision for allowance for doubtful accounts	(1,513)	1,185
Deferred tax expense	15,465	8,636
(Gain) loss on disposal of assets	(26,275)	316
Currency exchange (gain) loss	(9)	1,470
Loss on early debt extinguishment	2,500	—
Stock-based compensation expense	815	—
Accretion of asset retirement obligations	304	—
Cumulative effect of change in accounting principle	—	2,194
Net effect of changes in operating assets and liabilities	8,443	(5,713)

Net cash flows from operating activities	91,310	102,948

Investing activities:
Capital expenditures	(12,314)	(12,605)
Proceeds from disposal of assets	27,548	2,255

Net cash flows from (used in) investing activities	15,234	(10,350)

Financing activities:
Payment of premium on early debt extinguishment	(2,500)	—
Repayments of long-term debt	(51,880)	(48,320)
Proceeds from issuance of stock, net	412	2,226

Net cash flows used in financing activities	(53,968)	(46,094)

Effect of exchange rate changes on cash	(150)	95

Net change in cash and cash equivalents	52,426	46,599

Cash and cash equivalents at beginning of period	62,790	16,191

Cash and cash equivalents at end of period	$115,216	$62,790